Exhibit B

BARING ASSET MANAGEMENT

CODE OF ETHICS

July 2006

IMPORTANT NOTICE

This document constitutes the “Code of Ethics” applicable to Baring Asset Management Limited, Baring International Investment Limited and Baring Fund Managers Limited (“Group Companies”). This Code is required to be adhered to by staff employed by, or acting on behalf of, all Group companies. It should be noted that under the US requirements applicable to Baring International Investment Limited (“BII”) in its role as investment advisor to US-registered 1940 companies (“1940 Act clients”), any material breach of this Code by “Access Persons” (refer below for definition) must be reported by the Compliance Department to the Board of Directors of the relevant 1940 Act client on at least an annual basis.

“Access Persons” who observe or become aware of conduct believed to be a violation of this Code of Ethics shall promptly report such violation to the Chief Compliance Officer. The confidentiality of communications regarding actual or suspected violations of the Code will be protected, subject to applicable law, regulation or legal proceedings.

The Group shall be required to provide all staff with a copy of this Code, as well as any amendments hereto, which may be provided by electronic delivery or by providing a link to where the document is posted. All Group companies staff must sign a declaration stating that he/she has received, read, and understands this Code, and recognises that he/she is subject to this Code. Additionally, all staff must complete an annual declaration, certifying that he/she has read and understands this Code and recognizes that he/she is subject to this Code and that he/she has complied with the requirements of this Code and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

DEFINITIONS OF TERMS USED IN THIS CODE

In this Code, the following terms have the meaning ascribed to them:

“Access Person” means any Account Manager/Fund Director of 1940 clients of BII, all members of Investment Teams (including their Assistants), all Dealers (excluding dealers of BAM Group Funds Dealing Desk), all members of Portfolio Control, Directors of BII and any other member of staff who in the ordinary course of business makes decisions regarding, participates in, or obtains information about, intended investment transactions to be effected for any 1940 Act client.

“BAM Group” means Baring Asset Management Limited and any of its subsidiaries and Baring Asset Management Holdings Inc. and its subsidiaries.

“BII” means Baring International Investment Limited.

“Chief Compliance Officer” means the Group Head of Legal and Compliance for US compliance purposes and the Head of UK Compliance in respect of all other purposes

“Compliance Department” “Compliance Officer/Manager” and “Local Compliance Officer” means the Group London Department and a Compliance Officer or Compliance Manager of that Department.

“Employee”, “staff or “you” means any Director, employee, secondee, contractor and part-time or temporary employee of a Group company.

“Group” and/or “Group companies” means BII, Baring Asset Management Limited, Baring Fund Managers Limited and Baring Investment Services Limited.

“SEC” means the Securities and Exchange Commission of the USA.

“1940 Act Clients” means clients of BII which are US-registered 1940 companies.

SECTION A: PERSONAL ACCOUNT DEALING RULES

1	Introduction

The procedures set out in this section A form the basis on which Employees are permitted to trade in any Investment. If you have any queries or if you are in any doubt about whether a particular transaction is permitted, you should consult one of the Compliance Officers. Any amendments to these procedures will be notified to you and the procedures as varied must be complied with from the specified effective date. Definitions of certain terms used in this Code are set out at the commencement of this document and definitions of other terms used in these Rules are set out in Rule 8 below.

The Group allows its employees to deal on their own account on the basis that employees will not trade to the disadvantage of the Group’s clients, abuse their trust and responsibility or take inappropriate advantage of their position. You are reminded that your principal responsibility is to attend to the Group’s business and that your personal business (without exception) must be subordinated to the interests of the Group and its clients. You are bound by these Personal Account Dealing rules and are required to observe them as a term of your contract of employment. Personal Account Dealing is permitted only in the circumstances and in accordance with the procedures set out below. It is essential that you familiarise yourself with these procedures.

Trading while in possession of Inside Information or passing Inside Information to others, or procuring others to trade while in possession of Inside Information are criminal offences under Part V of the UK Criminal Justice Act 1993 and also constitutes criminal offences of US federal securities laws, a brief summary of which is set out in Rule 9. It should also be noted that under the Core Conduct of Business Rules of the Financial Services Authority, there is a civil remedy against anyone (firm or employee) subject to these rules who deals as an Insider. Insider trading is also prohibited under the laws of other jurisdictions and breaches can give rise to both criminal and civil proceedings under such legislation. The anti-money laundering laws/regulations impose stringent responsibilities on individuals and, therefore, it is also essential that you are aware of your obligations and comply with the BAM Anti-Money Laundering Policy and Procedures governing money laundering deterrence.

You must treat as confidential all documentation and information of a sensitive nature including information relating to clients and any matter relating to the BAM Group. You must take all reasonable steps to ensure that such information and documentation is not divulged to anyone without the prior written consent of the client or a Director of the relevant BAM Group company. The obligation of confidentiality continues after an employee has left the employment of the Group for whatever reason. If you are not certain about what is or is not confidential, you should check beforehand with a member of the Legal and Compliance Department. Confidential matters must not be used for any kind of Personal Account Dealing. You must also be aware of and observe the Group Market Conduct Policy relating, amongst other matters, to prevention of the passing of confidential or price-sensitive information from one department or company of the BAM Group to another.

If you are precluded under these Rules from effecting a transaction for your own account, you must not (except in the proper course of your duties at BAM) (a) procure any other person to deal or (b) communicate any information/opinion to any other person if you know, or ought to know, that as a result of you doing so, the other person will enter into such a transaction or counsel or procure some other person to do so.

Failure to observe these Personal Account Dealing rules may be considered as grounds for disciplinary action and a breach may be treated as gross misconduct leading to summary dismissal. In addition, a transaction executed in breach of the rules may be required to be cancelled or reversed, in which case any profit realised will be required to be given to charity (disgorged) as directed by the Group, and any loss will be borne by the employee. Please note: if you are not certain that what you want to buy/sell is an “Investment” as defined by these rules, please contact Compliance.

Specific Exemptions for Certain Transactions/Arrangements

These Rules apply to any transaction in an “Investment” as defined in Rule 8.12. However, unless specified to the contrary below or elsewhere in these Rules, subject to compliance with the other provisions of these Personal Account Dealing Rules, you are not required to comply with rules 3.1 and 4.1 below (prior permission and arrangements for duplicate trade confirmations to be provided by the Broker to the Compliance Department) in respect of transactions or arrangements outlined below in this Rule 2, in relation to which general permission to trade is hereby provided to you.

Dealings in Unit Trusts and other open-ended Mutual Funds (“Funds”). However, this exemption is not available to, and therefore prior authorisation must be obtained by, Access Persons in respect of Funds which are managed by a BAM Group company. It should be noted that any investment made in an open-ended mutual fund managed by BAM (a “BAM Group Fund”) is required to be held for a minimum of 30 calendar days (refer to Rule 5.1 below for further information). Additionally, in respect of any proposed transaction in a BAM Group Fund, the staff member must submit details of the trade via BAM email directly to the Mutual Fund Dealing Desk and ensure, for purchases, that payment is received by the Company by the due settlement date.

Life insurance policies and pension schemes provided that you do not give execution instructions or advise on any particular transaction in Investments within the policy or scheme.

Transactions in, or relating to, spot and forward foreign exchange, including, options, futures, contracts for differences and spread bets relating to currencies.

Provided that a copy of the written instruction to the Broker is sent to the Compliance Department, you may enter into any arrangement under which Investments are: (a) purchased pursuant to regular standing order or direct debit arrangements; (b) acquired by way of a standing election to reinvest dividends or other distributions received; and (c) acquired pursuant to a standing election to receive shares in place of a cash dividend.

Transactions effected by an external fund manager for a portfolio managed by that firm on a fully discretionary basis. Refer to rule 3.2 below.

Transactions effected for a discretionary managed Individual Savings Account (“ISA”) (refer to Rule 3.3 below) or Personal Equity Plan (“PEP”) which invests in a single company or security. This exemption does not apply to self-select ISAs or PEPs where you may select the Investments.

Applications for participation in initial public offers. However, this exemption is not available to Access Persons in respect of proposed participation in Investments registered for public offer in the United States. It should be noted that this exemption is not available to any member of staff for any proposed participation in a private placement.

Options, futures, contracts for differences and spread bets relating to indices (including exchange-traded funds which have the objective solely of tracking an index).

Arrangements with Brokers

3.1	Before you commence dealing in any Investments either for your own account or the account of a Connected Person (see point 8.6), you must set up an account with a Broker of your choice. The Broker must be notified in writing that you are a Director/employee of Baring Asset Management and that a copy of the contract note or confirmation for each transaction must be sent (at the same time that the original is sent) to the Compliance Department at Baring Asset Management, 155 Bishopsgate, London, EC2M 3XY.

3.2	If you intend to place funds under discretionary management with an external fund manager you must provide to the Compliance Department the following details in writing: (a) the name of the firm; (b) confirmation that the account will be managed exclusively at the discretion of that firm without any consultation with, or instruction from, you on individual investment decisions (i.e. the account must be managed entirely at that firm’s discretion); (c) a copy of the agreement with, or instructions to, the fund manager to verify that the account is managed by the external firm on a fully discretionary basis; (d) a copy of a letter to the fund manager informing it that you are a Director/employee of Baring Asset Management and that the Group’s approval of the arrangements is dependent upon you not being made aware of investment decisions until after transactions are effected; (e) a copy of the fund manager’s acknowledgement to the letter referred to in (d) above; and (f) any notice of termination of any such arrangement. If you are an employee who falls within 5.2 you should consult a Compliance Officer in order to cover notification required to the external firm regarding prohibitions on dealing for the account during close periods of the specified closed-end Funds managed by the BAM Group.

3.3	If you intend to open a discretionary managed Individual Savings Account (“ISA”), you must provide to the Compliance Department the following details in writing: (a) the name of the ISA Manager; (b) confirmation that the ISA will be managed exclusively at the discretion of the ISA Manager without any consultation with or instruction from you on individual investment decisions; (c) a copy of the ISA application form or instructions sent to the ISA Manager to verify that the account is managed by the ISA Manager on a fully discretionary basis; (d) a copy of a letter to the ISA Manager informing that you are a Director/employee of Baring Asset Management and that BAM’s approval of the arrangements is dependent upon you not being made aware of investment decisions until after transactions are effected; (e) a copy of the ISA Manager’s acknowledgement to the letter referred to in (d) above; (f) any notice of termination of any such arrangement.

Clearance, Reporting & Related Procedures

Unless the Investment or transaction is exempted under rule 2 above, before dealing for your own account or for an account within rule 8.13, you must obtain authorisation from the Compliance Department. You must enter the details relating to the order to be executed directly on to the Dealing Form available on the Intranet Legal & Compliance web page (referred to in these Rules as the “Personal Account Dealing System”). Any such permission requested by a Compliance Officer/Manager must be authorised by his/her line manager and, in the case of the BAM Group Head of Legal & Compliance by the Head of UK Compliance and the Chairman & Chief Executive BAML.

Subject to rule 4.2 below, provided that the relevant investment, dealers and Portfolio Control teams’ members have confirmed to Compliance, via the Personal Account Dealing System, that there are no transactions being executed and no decision has been made to deal in the same investment for a BAM Group client, the trade will be authorised by the Compliance Department. A Compliance Officer/Manager will send an email via the Personal Account Dealing System, to inform the staff member (who has requested permission) whether permission to deal has been given or denied. The Compliance Officer/Manager may seek confirmation of relevant facts relating to the proposed transaction.

In the event that you are not in the office on the day the transaction is to be undertaken, you must telephone a Compliance Office/Manager for permission to be arranged and documented as required above. The Compliance Officer/Manager must complete the Dealing Form (using the Personal Account Dealing System) during the telephone conversation.

Unless the specific written consent of a Compliance Officer is obtained, permission to deal will be refused for three business days either side of the date(s) on which a BAM Group company intends to deal, is dealing or has dealt in the same Investment (or related Investment, such as warrants or options), for a BAM Group client (consequently, a “blackout period” of seven business days applies). As a result of this policy, employees may not be able to liquidate Investments in a timely fashion and must therefore be prepared to bear the holding risks of an Investment for an indefinite period of time. Any consent provided by a Compliance Officer under rule 4.2 (a) above can only be given in exceptional circumstances and subject to the Compliance Officer being satisfied that:

the proposed transaction could not reasonably be expected to disadvantage any BAM Group clients and, ordinarily, only where the staff member has made a continuing good faith effort to comply with these Personal Account Dealing Rules in respect of the denied transaction. Permission is more likely to be granted in respect of Personal Account trades involving a small amount of Investments in an issuer that has a very high average daily trading volume, such that the staff member’s transaction will not materially affect the price of those Investments; and

the staff member has no involvement in, and no access to, the investment decision making, formulation of investment strategy or making of any investment recommendations to any client for whom the BAM Group has decided to deal, is dealing or has dealt in the same investment.

The Compliance Officer is required to make a full and detailed record of any consent given under this provision and the note must include the reasons as to why he/she is satisfied that the requirements of this Rule 4.2 (b) have been satisfied.

Before seeking permission to trade, you must ensure that you have the required funds, and in the case of a sale of a security, the security is available for immediate delivery.

The permission remains valid for 24 hours after it has been granted and, in respect of permission given on the last business day of a week, until the end of the next trading session for transaction in markets where the Group London office does not deal. Once permission is obtained, you are permitted to give the order directly to your Broker.

All Personal Account Dealing transactions are monitored by the Compliance Department on a daily basis and the Compliance Department checks:

that each Personal Account Dealing transaction has been properly authorised and reconciles the trade against the duplicate trade confirmation received from the Broker; and

client trades executed by the Group in the same Investment to ensure that there is no evidence of front-running or back-trading; and

that there are no other breaches of these Personal Account Dealing Rules by Group employees.

Any unauthorised trades or material/persistent breaches in adhering to these rules will be reported to the BAML Management Committee, the Head of Human Resources and the employee’s Functional Head.

On a monthly basis, the Compliance Department will provide to each:

Functional Head, details of trades undertaken by staff who are Access Persons within his/her responsibility. Reporting to the Functional Heads of other staff will be undertaken when Compliance considers their level of trading to be excessive compared to trading generally; and Head of relevant Investment Team, details of trades undertaken by Group staff in Investments within the scope of that Investment Team.

Each such report must be treated by the Functional and Investment Team Heads as confidential information, signed to acknowledge receipt of the details and acceptance of the trades and returned to the Compliance Department.

Staff who are “Access Persons” are required under US regulations to:

provide, within 10 days after joining or transferring to such a role, details of all existing Investments in which he/she and any Connected Person (see 8.6) has a direct or indirect beneficial interest. The form for this notification is sent to the Access Person by the Compliance Department and is required to be completed and returned to the Compliance Department within the 10 days period;

complete a quarterly report setting out details of each transaction undertaken during the relevant quarter as a result of which they and their Connected Persons acquired a direct or indirect beneficial interest in an Investment. The quarterly report is sent to each Access Person by the Compliance Department and is required to be completed and returned to the Compliance Department within 10 days after the end of the relevant quarter; and

complete an annual statement setting out details of Investments in which he/she and any Connected Persons have a director indirect “beneficial interest” (see definition) as at December 31 of the preceding year. This annual report form is sent to each Access Person by the Compliance Department and is required to be completed and returned to the Compliance Department by January 30 following the year covered by the report.

The Compliance Department maintains a list of Group staff who are Access Persons and therefore subject to the above requirements and is responsible for sending the forms mentioned in paragraphs (b) and (c) above to the relevant staff members. The Compliance Department will inform the relevant members of staff who are covered by paragraphs (b) and (c) that they are Access Persons and up-date the Access Persons list as and when required. The Compliance Department will provide to a new joiner who is, or a transferee who becomes, an Access Person, the form required under paragraph (a) above and the completed form is required to be returned to the Compliance Department.

The above mentioned reports completed by each Access Person are required under US regulations to be reviewed by appropriate Group Management or Compliance personnel. Transactions effected by all Group staff are reviewed by a Compliance Officer/Compliance Manager. In respect of the initial and annual reports completed by each Access Person under paragraphs (a) and (c) above, it is Group policy that such reports are reconciled to, and reviewed against, the other above mentioned periodic reports provided by an Access Person. Any irregularities or discrepancies noted by a Compliance Officer/Manager will be queried with the Access Person. Employees should be aware that in reviewing the above mentioned reports submitted by them, their Personal Account Dealing trades will be compared with trades executed on behalf of clients and contract notes, statements, trade confirmations, and other information received by the Compliance Department will also be used to monitor and review Personal Account Dealing for compliance with this Code. The Compliance Department may initiate inquiries of employees regarding personal account trading. Employees are required to co-operate with such inquiries and any review procedures used by the Group. An employee’s refusal to co-operate in such inquiries may result in disciplinary action, including dismissal.

The BAML Management Committee and your Functional Head may, despite the procedure for permissions outlined in rule 4.1 above, require that the number of transactions being undertaken by you be reduced if, in his/her opinion, such transactions are affecting your contribution to the work of your Department or for any other reason.

Restrictions on Trading in Certain Funds Managed by the BAM Group

Any investment made in a BAM Group Fund must be held for a minimum of 30 calendar days. Exceptionally, in extenuating circumstances only, a Compliance Officer may grant permission to sell such a holding within the 30 day period, however, any such permission will only be given if the Compliance officer is satisfied that (i) no conflict of interest arises (for example, with regard to the role of the employee and the relevant Fund), and (ii) the proposed sale could not reasonably be expected to disadvantage other investors in the Fund. The Compliance Officer is required to make a detailed record of any consent given under this provision, recording the reasons as to why he/she is satisfied that the conditions set out in this rule 5.1 have been satisfied.

If you are a Director, or concerned with the management, of an Investment Trust sponsored by BAM, you are prohibited from dealing in the Investments of these companies during the close periods relating to these Funds.

Unreasonable Trading

You must not undertake any transactions which: (a) commit you to a financial liability which you are not able to meet from readily available funds or otherwise which are not commensurate with, or over-extend, your financial resources; or (b) may affect your good standing and reputation or that of the MassMutual and BAM Group; or (c) reduce your contribution to the work of your department and/or affects your duties to the Group or its’ clients.

Group companies reserve the right, in any event, to require an employee to close out or reverse a transaction.

General Prohibitions and Restrictions

Intra-day trading (buying and selling an Investment on the same day), short selling (selling Investments which you do not own), including writing an uncovered option on a security, are prohibited unless the prior permission of the Compliance Officer is obtained for the specific trade. Permission will usually be denied unless extenuating circumstances apply.

You must not request or accept from a Broker any credit or special trading facilities in connection with a transaction.

In determining whether to give or refuse permission for participation in private placements and, in respect of Access Persons, in initial public offerings of Investments registered for public offer in the United States, the Compliance Officer will take into account the following important factors:

whether the employee could influence the issuer or broker to the offer and whether the investment opportunity is otherwise being offered to the employee by virtue of his position with the Group;

whether there is any conflict of interest in the proposed investment by the employee; and

where investment in the relevant security has been, or is to be, made by the BAM Group for clients, whether the investment opportunity should be reserved for clients.

Where permission has been given to an Access Person to participate in an initial public offer in respect of a proposed participation in Investments registered for public offer in the United States or a private placement, the Compliance Officer must record such approval and the reasons for granting permission.

Access Persons who have previously been given permission to participate in any initial public offer or private placement must notify the Compliance Officer in the event that there is any subsequent proposal to purchase a security of the same issuer for any 1940 Act client. In such circumstances, the proposal to purchase the relevant security for a 1940 Act client must be subject to independent review by a member of investment staff who does not have any personal interest or conflict in relation to the proposed purchase for the 1940 Act client.

You must not, either solely or jointly with others, make multiple applications for any security offered for sale and should note that the making of such multiple applications is usually treated as a criminal offence.

You must not trade in an Investment at a time or in a manner which you know, or should know, is likely to have an adverse effect on the particular interests of any client of the BAM Group. Employees must not carry out any dealings in any Investment where they know or should know that a BAM Group company is about to take similar action, or is in the course of dealing, on behalf of BAM Group clients or otherwise in circumstances where there is any actual or potential conflict of interest.

Unless specific written prior permission is obtained from a Compliance Officer, you must not undertake any transaction in Investments directly with any client of the BAM Group unless the client is a broker. Permission will be denied unless the client is the spouse, co-habitant or infant child of the employee.

There may be periods during which you will not be permitted to trade in certain Investments as a result of the involvement of another MassMutual company in a particular transaction, for example, as an adviser and/or sponsoring broker to new issues and public company take-overs or other involvement which cannot be disclosed. Accordingly, the right is reserved on behalf of the Group to prohibit certain Personal Account Dealings in order to prevent possible conflicts of interests. A senior Compliance Officer has the authority to refuse any transaction without explanation. You may not disclose to anyone that such refusal has occurred.

If you know that a MassMutual company intends to publish a research recommendation or a piece of research or analysis, or other information on an Investment which could reasonably be expected to affect the price of that Investment (or related Investments such as options or warrants), you must not deal in such Investments until the recommendation or research has been published and the information has been made public.

If you are precluded from dealing under the procedures set out in these Personal Account Dealing Rules, you must not (except in the proper course of your employment) counsel or procure any other person to deal or communicate any information or opinion to another person if you know or have reason to believe that the other person will, as a result, deal or counsel or procure someone else to do so.

Definitions

The definitions of terms used in these Rules are set out below:

8.1	“Access Person” means any Account Manager/Fund Director of 1940 clients of BII, all members of Investment Teams (including their Assistants), all Dealers (excluding dealers of BAM Group Funds Dealing Desk), all members of Portfolio Control, Directors of BII and any other member of staff who in the ordinary course of business makes decisions regarding, participates in, or obtains information about, intended investment transactions to be effected for any 1940 Act client.

8.2	“BAM Group” means Baring Asset Management Limited and any of its subsidiaries and Baring Asset Management Holdings Inc. and its subsidiaries.

8.3	“BII” means Baring International Investment Limited.

8.4	“Broker” means any broker, bank or other organisation which offers a dealing or fund management service in Investments, or which offers retail investment vehicles.

8.5	“Compliance Department” “Compliance Officer/Manager” and “Local Compliance Officer” means the Group London Department and a Compliance Officer or Compliance Manager of that Department.

8.6	“Connected Person” means:

Any company, partnership or other unincorporated body controlled by you or by another person falling within the categories set out below, or in which you or that person has a significant interest. Your spouse or partner.

Any child under the age of 21, wherever resident and children over the age of 21 who normally reside in the household.

Any members of your household.

Any other person who is associated with you or by reason of a domestic or business relationship (other than as arises solely because that person is a client of the BAM Group), such that you have influence over that person’s judgement as to how to invest his/her funds or exercise any rights attaching to his/her Investments.

8.7	“Functional Head” means for the purposes of these Rules, the Manager/Head of Department/Director to whom the employee reports.

8.8	“Group” and/or “Group companies” means BII, Baring Asset Management Limited, Baring Fund Managers Limited and Baring Investment Services Limited.

8.9	“Employee”, “staff” or “you” means any Director, employee, secondee, contractor and part-time or temporary employee of a Group company.

8.10	“MassMutual” means companies within the MassMutual Group of which the ultimate parent company is MassMutual Life Insurance Company.

8.11	“Inside Information” is as defined in Rule 9.

8.12	“Investments” means:

(a)	any equity and debt securities, including shares, stock, investment trusts, VCTs, treasury stock, bonds, debentures, loan stock, debenture stock, convertible stock, money market instruments, and whether such investment is listed or unlisted (including private placements) and whether traded in the UK or abroad; and

(b)	warrants, options, futures, contracts for differences (this includes covered warrants, swaps and any instrument which settles on a cash difference) and “spread bets” on any security or investment referred to in Rule 8.12 (a) above.

In respect of Access Persons, the term “Investments” also includes

(i) applications for participation in public offers of securities registered for public offer in the United States and, trades in unit trusts and other open-ended mutual funds which are managed by the BAM Group (inc. Baring Hedge Select and Asia Hedge Select, China Absolute Return Fund etc)

(ii) holdings and transactions in unit trusts and other open ended mutual funds which are NOT managed by the BAM Group must be disclosed on the Annual and Quarterly Statement of holdings/transactions. [Note: Prior permission to trade is not required in mutual funds not managed by the BAM Group.]

8.13	“Personal Account Dealing” and “Staff Dealing” or any similar expression means transactions in Investments effected by:

(a)	you for your own account (whether the transactions undertaken on such account by you are for your benefit or that of another person);

(b)	you for any other person who has given you, in your personal capacity, permission or authority to transact on their behalf;

(c)	you in your capacity as a personal representative of an estate or as a Trustee of a trust (in or under which there is a significant interest held by you or any person (including a company) associated with you). If you are a Trustee of a trust in which you have no beneficial interest but may or may not be involved in the taking of investment decisions, brief details of such arrangements must be provided to the Compliance Department, including the names of all the Trustees and how investment decisions are made;

(d)	you in your capacity as a personal representative or a Trustee (otherwise than in (c) above), unless, in making the decision to trade, you are relying entirely on the advice of another person from whom it is appropriate to seek advice in the circumstances;

(e)	an Access Person or his/her Connected Person in which he or she directly or indirectly acquires beneficial ownership as defined in Rule 16a-1(a)(2) of the US Exchange Act. In general, transactions made by a third party and which are not subject to the discretion or approval of the Access Person or his/her Connected Person are excluded from the beneficial ownership definition but more details are available on the definition from the Compliance Department.

8.14	“SEC” means the Securities and Exchange Commission of the USA.

8.15	“1940 Act Clients” means clients of BII which are US-registered 1940 companies.

8.16	“Beneficial interest” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

(1)	The term pecuniary interest in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(2)	The term indirect pecuniary interest in any class of equity securities shall include, but not be limited to:

(a)	Securities held by members of a person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted;

(b)	A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of:

(i)	The general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or

(ii)	The general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

(c)	A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where:

(i)	The performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and

(ii)	Equity securities of the issuer do not account for more than ten percent of the market value of the portfolio. A right to a non-performance-related fee alone shall not represent a pecuniary interest in the securities;

(d)	A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

(e)	A person’s interest in securities held by a trust; and

(f)	A person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

(3)	A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

9.	Summary of UK and US Insider Dealing/Trading Laws

9.1	Set out below is a summary of the provisions of Part V of the UK Criminal Justice Act 1993 (“CJA”). If a member of staff would like further details or is in any doubt whether a particular transaction would be prohibited by the CJA, he should consult a senior Compliance Officer.

The CJA covers any securities (equities and debt instruments and any related derivatives-options, futures and contracts for differences) listed or quoted on any regulated market.

It is an offence for an individual who is an Insider to:

•	deal in the relevant security; or

•	encourage any one else to deal in it; or

•	disclose the information to any one else (other than in proper performance of his office/employment).

An Insider is someone who possesses information that he knows is (i) Inside Information and (ii) acquired from an Inside Source.

To be Inside Information, it must:

•	relate to a particular security or issuer/issuer group;

•	be specific or precise information (i.e. not be of a general nature);

•	be unpublished (i.e. not have been made public-news information systems, newspapers-could mean publication only outside the UK in relation to an overseas market); and

•	price-sensitive (i.e. if the information were made public, it would be likely to have a significant effect on the price of that security).

An Inside Source is someone who the Insider knows is (directly or indirectly) either a director, employee or shareholder of the issuer/issuer group or, a person who has access to the information by virtue of his employment, office or profession (lawyer, investment banker etc)

The CJA applies to work related and personal dealings and Inside Information obtained other than through employment (e.g. from social contacts) from a person falling within the “Inside source” definition.

9.2	Summary of the US Federal Securities Laws.

It is an offence for any person to trade in securities while in possession of material non-public information (“Inside Information”), or to communicate that information to others. Information is:

•

“Material” if there is a substantial likelihood that a reasonable investor would consider the information important in making his/her investment decisions. Generally, this is information, the disclosure of which will have a substantial impact on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to a Compliance Officer;

•

“Nonpublic” Information if it has not been disseminated broadly to investors in the marketplace. Information should be considered to be “non-public” unles you can point to a specific fact or event indicating that the information has been generally disseminated. Tangible evidence of such dissemination is the best indication that the information is public, for example, information which has become available to the general public through a public filing with the SEC or another government agency, or distributed on the Dow Jones “tape” or a publication of general circulation, and after sufficient time has passed so that the information has been disseminated broadly. “Market rumors” should not be considered to be publicly disclosed information.

The federal securities laws are criminal statutes and violations may result in criminal sanctions, including a fine up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illicit trading, a penalty equal to three times the unlawful profit made, and an order permanently barring violators from the securities industry. Insider Traders may also be sued by clients or other market investors seeking to recover damages for insider trading violations.

Staff and their Connected Persons must not participate in, recommend, or cause another person to engage in a securities transaction whilst in possession of Inside Information relating to that security (obtained from any source) or information concerning current or contemplated trading in the security by the Group Companies for clients.

9.3

Examples of Inside Information: Unannounced information which relates to a company’s results and operations, including, for example, annual and half-yearly earnings results and dividends; management information; changes in previously released earnings estimates or capital structure; significant acquisitions or realisation of assets (including whole or part purchase/disposal of shareholdings), possible merger/acquisition or take-over; major litigation, liquidation problems, changes in directors/management; significant order to purchase/sell securities of that company by any person (including a Group Company, proposed change in the general nature of the business and any other information necessary to enable shareholders and the public to appraise the position of a company and to avoid the establishment of a false market in its securities. Additionally, pre-published information about reports in the financial press may also be deemed to be insider Information. For example, the U.S. Supreme Court upheld criminal convictions of insider trading by defendants who profited by using pre-published information about the Wall Street Journal’s “Heard on the Street” column.

SECTION B: GROUP POLICY ON STAFF APPOINTMENTS AS DIRECTORS/OFFICERS & UNDERTAKING OTHER THIRD PARTY ACTIVITIES

A.	Introduction

(1)	This section B sets out the BAM Group’s (“Group”) approval procedures governing:

(a)	appointments of Group staff as Directors or Officers (e.g. as Finance Officer or Company Secretary) of Group companies, Group investment vehicles (e.g. investment companies) and any other third party (i.e. external to the Group) company or vehicle (any such position is referred to in this policy as an “Appointment”); and

(b)	other activities external to the Group which a staff member wishes to undertake in a personal capacity in respect of which he/she will (i) be remunerated and/or (ii) be committing time during Group working hours and/or (iii) have any fiduciary responsibilities (e.g. Governor of a School) or be involved in handling or overseeing the finances of a third party organisation (e.g. treasurer of a club) (any such position is referred to in this policy as a “Third Party Activity”).

(2)	It should be noted that Group staff are remunerated to provide their services exclusively to Group companies and to devote their working time and attention exclusively to their duties performed for, and business and affairs of, the Group. Group staff must not engage in any activities, or accept any position, of a professional, business or other occupational nature of any kind whatsoever other than in accordance with, and subject to, this policy.

(3)	Staff must not undertake any activity which conflicts with the interests of the Group or its clients. In considering requests made under this policy, the suitability of a staff member for an Appointment or the appropriateness of a Third Party Activity have to be considered together with any conflicts which may arise and any other pertinent matters involved. Accordingly, the Group reserves the right to deny, or impose conditions in respect of, any such request made by a member of staff.

B.	Any Appointments of Directors and Officers

1.	Group Companies and any Listed Companies

(a)

Any proposal to make an Appointment in respect of a Group company or any third party publicly traded company must be made in writing or email by the Head of the Group business/function for which the relevant member of staff works and submitted in the first instance to the Chairman and Chief Executive BAML or the Group COO, as appropriate depending on the area of business in which the prospective appointee works. The approval of the Chairman and Chief Executive BAML must be obtained before such an Appointment can be made. In respect of any Appointments to publicly traded companies, consideration must be given to the matters outlined in (b) below and any other issues relevant to the particular circumstances.

(b)	Under the US Securities and Exchange Commission’s rules, certain categories of Group staff are prohibited from accepting the position of a Director of a publicly traded company without prior authorisation from the Group in accordance with these procedures. Any decision to permit such an Appointment must be based upon a determination that such Appointment would be consistent with the interests of the “1940 Act” clients for which a Group company acts as the investment advisor and the shareholders of such “1940 Act” clients. Where such an Appointment is authorised, the relevant Group member of staff permitted to accept such an Appointment must be prevented from making any investment decisions relating to transactions in the securities issued by the publicly traded company through the operation of “Chinese Walls” or other procedures designed to address the potential conflicts of interest.

(c)	If an above mentioned Appointment is approved (and if there is any resignation of any such existing position held by a Group staff member), the following Departments must be notified before the Appointment is made:-

(i)	Group and local Human Resources Departments;

(ii)	the Local Compliance Officer, who must ensure that any notifications required to be made to, or clearance required from, relevant regulators are processed;

(iii)	the Local Company Secretary, who must ensure that the Group Head of Legal & Compliance in London is notified in order to ensure that the Group corporate database is amended accordingly.

2.	Group Investment Vehicles & Vehicles Related to Group Business

(a)	Any member of staff wishing, or nominated, to take on any of the following Appointments must obtain the prior approval of the Head of the Group business/function who must ensure that the approval of the Chairman and Chief Executive BAML or the Group COO, as appropriate, is also obtained:

(i)	Directorships, Company Secretarial and other official appointments in respect of investment vehicles established by the Group and those to which the Group provides asset management services;

(ii)	Directorships, Company Secretarial or other official appointments outside of the Group but which are related to Group business (e.g. where the Group provides corporate or administration services).

(b)	The Group recognises the particular need for maintenance of confidentiality and sensitivity owed to third parties. However, prior to giving consent to any above mentioned Appointment, consideration must be given to the matters outlined in paragraph A(3) above and any other issues relevant to the particular circumstances.

(c)	No personal benefit can be derived by a staff member in connection with any remuneration received in respect of an above mentioned Appointment.

(d)	If an above mentioned Appointment is approved (and if there is any resignation of any such existing position held by a Group staff member) the Local Compliance and Company Secretarial Departments must be informed. The Local Compliance Officer must ensure that any notifications required to be made to relevant regulators are processed. Additionally, the local BAM Staff Register must be up-dated accordingly.

C.	Appointments and Third Party Activities External & Unrelated to Group Business

(1)	Any member of staff wishing to:

(a)	accept any Appointment as a Director, Company Secretary or other official position outside the Group and which is unrelated to Group business (i.e. the proposed Appointment is a personal one to the staff member); or

(b)	undertake a Third Party Activity, namely, any other role or activity of any kind which does not relate to BAM business, is personal to the staff member and in respect of which he/she will (I) be remunerated and/or (ii) be committing time during Group working hours and/or (iii) have any fiduciary responsibilities (e.g. Governor of a School) or be involved in handling or overseeing the finances of a third party organisation (e.g. Treasurer of a club)

must seek permission in writing or email in the first instance from his/her direct line manager and the request should include the following information:

(i)	the exact nature/title of the intended Appointment or Third Party Activity

(ii)	details of the nature of business of the company/vehicle in respect of which the Appointment is intended to be made or Third Party Activity is to be undertaken

(iii)	level of time involved on the part of the staff member and, specifically if any Group working time will be involved and the level of such commitment

(iv)	amount of remuneration, if any

(v)	whether or not any personal interest is held in the business/company by the staff member or any person connected with him/her.

(2)	Having reviewed the details provided by the staff member, if the direct line manager and the Head of the business/function approve the request in principle, the matter must be referred by them for determination by the Chairman and Chief Executive BAML or the Group COO, as appropriate, depending on the area of business within which the staff members works.

(3)	In considering a request from a staff member, the relevant matters will include:

(a)	whether the third party’s business, the Appointment or Third Party Activity of the staff member presents any conflict of interest with the Group’s business and/or the role of the staff member with respect to his/her position within the Group;

(b)	if applicable, the amount of time which the staff member will be required to spend in respect of the Appointment or Third Party Activity; particularly any time required during Group working hours;

(c)	where any remuneration is to be received by the staff member in connection with the Appointment or Third Party Activity, if that involves the staff member spending any time on that role during Group working hours, the staff member will be required to forfeit that remuneration (which would otherwise be received by him/her from the third party) to the Group; and

(d)	any other potential impact on the primary duties of the staff member to fulfil his/her duties and responsibilities to the Group and any other issues which might give rise to conflicts or problems with regard to the role.

(4)	When the decision has been made on whether to consent to the request, deny it or to impose any restrictions (including the requirement set out in paragraph 3(c), if applicable), the line manager of the staff member must be informed and he/she must notify the staff member.

If the request is approved, the line manager must also notify the:

(a)	local Human Resources and Legal & Compliance Departments. The local Legal/Compliance Department must ensure that any notifications required to be made to relevant regulators are processed. Additionally, the local BAM Staff Register must be amended accordingly;

(b)	local Human Resources Department if any remuneration received by the staff member in respect of the Appointment or Third Party Activity falls within paragraph 3(c) above.

SECTION C: POLICY AND PROCEDURES GOVERNING GIFTS & HOSPITALITY

1	Introduction

This Policy relates to one of the aspects of FSA’s rules prohibiting inducements, namely, the offering or giving, or soliciting or accepting of gifts and/or hospitality either in the course of regulated business or otherwise. Each Group office must ensure that it has in place procedures to comply with the requirements set out in this policy. Group companies may apply more stringent policies on the values of gifts and hospitality requiring records and/or prior authorisation from Compliance as set out in this policy. They may also have their own committees or other mechanisms for discussing gifts and hospitality; however, such internal controls must reflect the provisions of this Group Policy statement and the reporting requirements must be followed without exception.

Members of staff must ensure that any gift/hospitality which they, or any person connected with them, receive or provide is neither of such an amount nor so frequent as materially to conflict with any duties owed to clients by BAM or the other person (or the person’s employer). The line manager providing any clearances/approvals under this Policy must also consider this in determining whether or not to give the approval/clearance.

2	Definitions

Unless otherwise defined herein, terms used in this Policy shall have the following meaning:

Gift: A Gift is considered any tangible item provided by a person or entity with whom BAM has a current or potential business relationship. A Gift is also considered, for example, tickets to sports events, art events, cultural events, to the extent the ticket(s) is(are) given to a BAM staff member and the person with whom BAM has a business relationship does not attend the event with the BAM staff member.

Hospitality: Hospitality includes lunches, parties, sports events, art events, cultural events, exhibitions, company visits, dinners, seminars and any other entertainment and covers that which is offered by or to brokers, any current or potential business contact and includes any which is offered to, or by, a connected person of the employee. Hospitality excludes lunches/dinners with existing clients that are part of the normal meeting schedule and reasonable amount of other forms of hospitality for existing clients, however, this must be balanced between clients. There is no monetary guideline but the relevant Head of Department/SIT should ensure that only reasonable amounts of hospitality are dispensed.

Any hospitality from a company/broker (but not including a BAM client or prospective client) that involves the individual being away from the office should be booked as holiday, unless prior agreement of the line manager has been obtained. For attendance at annual investment dinners/seminars, it is not necessary to record these details in the register if they are paid for by a BAM company.

Reasonable hospitality may be offered or received by an employee. If you are in any doubt either as to what constitutes reasonable gifts/hospitality or whether it may be received or dispensed, you should consult your Head of Department Team or the Compliance Officer. BAM standard policy is that it will not pay for overseas travel for clients it is entertaining and where BAM staff are being entertained BAM or the member of staff will pay for any overseas travel. Should Heads of Department wish to waive this policy they may do so but they must keep a clear record of their justification and confirmation that in waiving the policy they are not creating any significant conflict for the recipient of the air travel.

3	FSA Specific Requirements

3.1	The FSA rules use the term “commission” paid to an independent intermediary to include any payment, reward or benefit which might induce the intermediary to compromise his/her independence and to offer inappropriate advice to an investor. Such rules include hospitality, information of commercial value, the giving of any other form of assistance and any service. Gifts of pocket diaries and calendars are excluded.

3.2	It is permissible to take part in seminars given by or to IFAs and contribute to the costs of the seminar if (a) our participation is for genuine business purposes; (b) the contribution is reasonable and proportionate; (c) where the seminar is organised by a third party-if the seminar is open to IFAs generally. Equally, a seminar or conference for IFAs may be arranged provided that it is for bona fide business purposes and there is no payment or contribution in any way to the travelling expenses or overnight expenses of any IFA. An IFA may be supplied with training facilities (including lectures, written material and software) provided such facilities are made generally available for IFAs.

4	Receipt of Gifts and Hospitality-Basic Policy Applicable to All Staff

4.1	Receipt of any inappropriate gifts or excessive entertainment from any company/client which the BAM Group has (or will have) business dealings are against BAM Business Principles and prohibited. Any such gift or entertainment should be refused. If refusal or prompt return of a gift is not possible or impolite, the gift must be reported to the staff member’s line manager and the Compliance Officer. If the recipient wants to keep the gift, he/she may do so only after consultation with the line manager and Compliance Officer and provided that the fair market value is paid by the recipient to BAM for charitable or other appropriate disposition. If the recipient does not want to keep the gift, it must be handed over to the Compliance Department for disposition to a charitable cause. The line manager and Compliance Officer will determine what is appropriate and excessive, with regard to local circumstances.

4.2	Any item of gift received by any member of staff of a monetary value of £100 or more must be reported by the employee to his/her Head of Department and the Compliance Officer using the attached prior clearance form. Group policy is that any such gift received by a staff member should not be retained. If the recipient wants to keep the gift, he/she may do so only after consultation with, and the approval of, his/her line manager and the Compliance Officer and provided that the fair market value is paid by the recipient to BAM for donation to a charitable cause. If the recipient does not want to keep the gift, it must be handed over to the Compliance Officer, who will co-ordinate the donation of the gift to charity or sale of the gift to raise money for charity.

5	Gifts and Hospitality-Additional Requirements Applicable to Staff Holding Specific Roles

5.1

This paragraph 5 applies, in addition to paragraph 4 above, to the Chairman and Chief Executive BAML, Group Chief Investment Officer, Head of Investment Operations and, all members of staff who hold any of the following positions: Heads of investment teams, investment managers, research analysts, account/client relationship managers, dealers and, Heads and senior managers of Information Technology and of Marketing/Corporate Communications (“Relevant Staff).

(a)	Any item of hospitality received or to be offered of a monetary value of £100 or more by Relevant Staff requires the prior approval of the employee’s Head of Department and the Compliance Officer using the attached prior clearance form. It is the responsibility of the BAM employee who is the intended recipient or the offerer to ensure that the permission is sought by completion of the form and seeking the sign-offs and not to proceed unless the permissions have been given.

(b)	Each item of gift and hospitality received or dispensed above the minimum threshold of £40 (or currency equivalent) by Relevant Staff must be recorded on the register in the form set out as attached. Any item above the £100 threshold which was previously approved must also be recorded on this register. The Head of Department/Team is required to review and sign-off the monthly registers and in so doing he/she should also consider whether there is any undue frequency of gifts/hospitality with a value of between £40 and £100.

5.2

The registers (forms) will be maintained in the relevant departments/team. Although the maintenance and completion of the register may be delegated, the responsibility for ensuring that they are completed, signed-off and maintained rests with the head of Department/Team. Copies of all signed-off registers (including “nil returns”) must be sent in hard copy to the Compliance Department by the 15lh day after the month end. Compliance reviews the registers on an on-going basis.

The Heads of Department/Teams are responsible for ensuring completion/sign-off of the registers and submission of copies to Compliance by the due date. The Head of Department must sign-off the registers in respect of Relevant Staff who report to them and the line manager must sign-off the registers in respect of the Head of Department/Team themselves. The Compliance Department will maintain the list of Relevant Staff and their sign-off managers and any changes in personnel within the departments/teams must be notified by the Head of Department/Team to Compliance.

The central Marketing database is co-ordinated and maintained by the institutional and private clients Marketing teams-this database identifies the name of the individual recipient, the firm for which they work, the nature and value of the gift/hospitality and the date. The Heads of each of these Marketing teams must ensure that prior to any corporate hospitality/gift being arranged/offered by BAM companies/personnel and on receipt of any corporate gift by BAM entities/personnel, the “Corporate Hospitality/Gift Approval Form” is completed by a designated person within the Marketing team and submitted to the Heads of Department/Team specified on the Form and, the Head of Finance his designated Deputy and the Head of Legal & Compliance or the Head of UK Compliance for approval and sign-off. A copy of the signed Form must then be sent to the Compliance Department for retention. The original signed Form must be retained by the relevant Marketing team and details of the hospitality event/gift entered onto the relevant Marketing team’s database. In the event that actual names or other information is not finalised when approval is sought/obtained, this information must be provided by the relevant Marketing team when it is available and the original previously signed-off Form to which the information relates must be re-signed by all the signatories to confirm final approval. Similarly, the Compliance Department will retain a copy of the final signed Form and related information attached to it. The Compliance Department will maintain the log of such Forms signed-off in relation to which further information is awaited and ensure that this is provided by the Marketing team together with the re-approved form.

SECTION D: ANNUAL COMPLIANCE DECLARATION

On an annual basis, each member of Group staff is required to provide an Annual Compliance Declaration to confirm the matters set out below. The Annual Compliance Declaration is sent to staff by the Compliance Department around the end of each year and is required to be completed/signed to cover the preceding calendar year. The completed/signed Declaration is required to be returned to the Compliance Department which maintains these records. The Annual Declaration is required for regulatory purposes and the following confirmations are sought:

1)	Code of Ethics: confirmation that the staff member has read and understood the Code and in respect of the preceding calendar year:

a)	Personal Account Dealings Rules: any transaction undertaken by him/her for which prior authorisation was required in accordance with these Rules was obtained and that he/she has complied with all other requirements of the Rules. Where no such reports were made by him/her to the Compliance Department during this period, he/she confirms that no personal account transactions requiring authorisation and/or provision of copy contract notes/other statements under the Rules were undertaken by him/her or his/her connected persons.

b)	Gifts & Hospitality Procedures: he/she complied with the reporting and, where applicable, prior authorisation requirements in accordance with these Procedures.

c)	Policy on Staff Appointments as Directors/Officers & Undertaking Other Third Party Activities: for each position/role held by him/her in relation to any organisation outside of the BAM Group of companies, he/she has made the disclosures and obtained the internal consents required in accordance with this Policy. Where no such disclosure/authorisation has been made, he/she further confirms that he/she has not held (during the preceding year), and does not currently hold, any such position/role. He/she also confirms that for any such position/role which was disclosed and authorised under this Policy which subsequently ceased, he/she has notified the Compliance and Human Resources Departments or the details of position and date of cessation is attached to this Declaration.

2)	Anti-Money Laundering Policy & Procedures: Confirmation that the staff member has read and understood the Group Anti-Money Laundering Policy and procedures and that in the preceding calendar year he/she has reported any suspicions of Money Laundering to the Money Laundering Reporting Officer and, where appropriate to his/her activities/role at BAM, followed the related procedures.

3)	Notifications Required under FSA Rules (only applicable staff who are FSA “Approved Persons”): Confirmation that in the preceding calendar year he/she has notified the Compliance Department and Human Resources of any issue which a reasonable person would consider relevant to his/her fitness and propriety to undertake duties for and on behalf of BAM and to his/her position as an individual who is a “Significant Influence Approved Person” or other “Approved Person” under the rules of, and by, the Financial Services Authority.

4)	Telecommunications Policy and Internet & Email Policy: Confirmation that the staff member has read and understood these Policies applicable to use of BAM systems, Internet and Email and that he/she has complied with these during the preceding calendar year.

It should be noted that adherence to the Group’s procedures on the above matters is a term of the staff member’s contract of employment and failure to comply may constitute gross misconduct, which is subject to the Group’s formal disciplinary process. If a staff member is unable to sign the Declaration or any parts of it, he/she should contact a Compliance Officer immediately.